1. Name and Address of Reporting Person
   HAWFIELD, JR, FRANK H.
   10200 DAVID TAYLOR DRIVE
   PO BOX 37937
   CHARLOTTE, NC 28237-7937
2. Issuer Name and Ticker or Trading Symbol
   FIRST CHARTER CORPORATION (FCTR)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   12/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                                                                              17066.5371       D
Common Stock - IRA                                                                        170              D
Common Stock - Street Name                                                                1093             D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Option   $14.5                                                01/20/2010 Common                      1800     D
                                                                               Stock
Stock Option   $15.75                                               01/17/2011 Common                      1800     D
                                                                               Stock
Stock Option   $17.37                                               01/16/2012 Common                      2500     D
                                                                               Stock
Stock Option   $17.708                                              02/20/2007 Common                      600      D
                                                                               Stock
Stock Option   $18                                                  10/14/2009 Common                      1800     D
                                                                               Stock
Stock Option   $18.854                                              05/19/2007 Common                      1200     D
                                                                               Stock
Stock Option   $26.75                                               04/29/2008 Common                      1000     D
                                                                               Stock
DEFERRED       $0                                                              Common                      1425.242 D
COMPENSATION                                                                   Stock                       7
PLAN
DEFERRED       $12.8125                                             03/31/2010 Common                      117.0732 D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $13.125                                              04/13/2010 Common                      29.0351  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $13.625                                              02/28/2010 Common                      18.3486  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $13.7188                                             01/31/2010 Common                      80.1822  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $13.875                                              04/28/2010 Common                      79.2793  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $14.455                                              01/14/2010 Common                      23.551   D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $14.563                                              07/31/2010 Common                      58.3671  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $14.5904                                             12/31/2010 Common                      417.44   D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $14.8438                                             12/31/2009 Common                      70.7368  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $15.75                                               06/30/2010 Common                      111.1111 D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $15.9063                                             07/13/2010 Common                      26.4703  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $16                                                  05/31/2010 Common                      15.625   D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $16.125                                              11/30/2009 Common                      37.2093  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $17.063                                                         Common                      61.5385  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $17.5                                                09/30/2009 Common                      37.1429  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $17.7557                                                        Common                      14.9892  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $17.884                                                         Common                      12.2413  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $17.89   12/17/2002 N         0           01/01/2003 12/17/2010 Common  150.304  $0.0000    0        D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $18.1875                                                        Common                      43.9863  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $18.23   12/19/2002 J <F1>    153.0       01/01/2003 12/19/2012 Common  153.046  $18.2300   153.046  D
COMPENSATION                                 46          <F2>       <F3>       Stock
PLAN
DEFERRED       $18.563                                                         Common                      32.3232  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $18.98                                               10/14/2009 Common                      16.4368  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $19                                                             Common                      68.421   D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $19                                                  10/31/2009 Common                      42.1053  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $19.6614                                                        Preferr                     14.3421  D
COMPENSATION                                                                   ed
PLAN                                                                           Stock
DEFERRED       $21.219                                                         Common                      24.7739  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $21.625                                                         Common                      18.4971  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $22.68                                               07/31/2009 Common                      35.2617  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $23.1683                                             07/15/2009 Common                      12.8466  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $24.6875                                                        Common                      34.4304  D
COMPENSATION                                                                   Stock
PLAN

Explanation of Responses:

<F1>
Common Stock acquisition under First Charter Corporation Deferred Compensation Plan for Non-Employee Directors.
<F2>
Non-Employee directors may withdraw common stock from the deferred comp plan the 1st day of the calendar month following retirement, death, or termination.
<F3>
No expiration date

SIGNATURE OF REPORTING PERSON
/s/ FRANK H. HAWFIELD, JR

DATE
12/23/2002